2009 CEO ANNUAL INCENTIVE AWARD TARGETS

The following sets forth On Assignment, Inc.’s (the “Company”) annual incentive awards (the “Bonus Program”) for Mr. Peter Dameris, the Company’s President and Chief Executive Officer with respect to 2009 performance.  All awards pursuant to this Bonus Program are granted under the On Assignment, Inc. Restated 1987 Stock Option Plan (as Amended and Restated April 7, 2006) (the “Plan”) and any awards made pursuant to Bonus Plan A and/or Bonus Plan B are intended by the  Company’s Compensation Committee (the “Committee”) to constitute “Performance or Annual Incentive Awards” under the Plan and “qualified performance-based compensation” (“QPBC”) for purposes of Internal Revenue Code Section 162(m) (“Section 162(m)”).  The Committee is comprised solely of two or more “outside directors” within the meaning of Section 162(m).  The Committee is establishing the performance goals contained herein within the first ninety days of the 2008 performance period applicable to the awards under this Bonus Program.

Each determination provided for in the Plan and/or the Bonus Program shall be made by the Committee under such procedures as may from time to time be prescribed by the Committee and shall be made in the sole discretion of the Committee, consistent with the requirements applicable to QPBC under Section 162(m).   Any such determinations shall be final and conclusive and binding on all interested parties.   Attainment of all performance goals will be determined after taking into consideration the impact of all bonuses to be paid under this Bonus Program, meaning that if, after deducting any such bonus awards, the resulting number is not at or above the target, the target has not been achieved and the affected bonus will be reduced (if necessary, to zero) as required to cause the attainment of such target. No payments shall be made under this Bonus Program unless and until the Committee shall have certified in writing the attainment of the applicable performance goals.

For purposes of this Bonus Program:

“Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, but excluding gains, losses or expenses associated with all Unusual Items (defined below).

“Cash Generation” shall mean operating cash flow, less capital expenditure, but excluding gains, losses or expenses associated with all Unusual Items.

“Operating Margin” shall mean a percentage expression of operating income, (excluding gains, losses or expenses associated with Unusual Items), plus interest, taxes, depreciation and amortization.

“Unusual Items” shall mean: (i) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (ii) a force majeure or other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (iii) litigation (including attorneys’ fees and other litigation expenses), judgments, settlements; (iv) changes in tax laws or accounting standards required by generally accepted accounting principles or changes in other such laws or provisions affecting reported results; (v) expenses resulting from severance arrangements with terminated employees; (vi) equity-based compensation expenses; (vii) one-time gains or losses from the disposal or sale of assets; and (viii) impairments of goodwill or other intangible assets.

  2009 CEO Incentive Compensation
  Bonus Plan A

Mr. Dameris will earn an annual incentive bonus (“Bonus Plan A”) equal to 60% of his annual base salary (e.g. $381,150 assuming an annual base salary of $635,250) upon attainment of consolidated 2009 Adjusted EBITDA of no less than $54,000,000.

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  2009 CEO Incentive Compensation
  Bonus Plan B

Mr. Dameris will earn an annual incentive bonus (“Bonus Plan B”) equal to of up to 42% of his annual base salary (i.e. $266,805 assuming an annual base salary of $635,250) on a sliding scale, based on the Company’s attainment of an Operating Margin of at least 7.65% (i.e. 90% of Board budget) up to a maximum of 8.5% (i.e. 100% of Board budget).

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  2009 CEO Incentive Compensation
  Bonus Plan C

Mr. Dameris will earn an annual incentive bonus (the “Bonus Plan C”) equal to of up to 18% of his annual base salary (i.e. $114,345 assuming an annual base salary of $635,250), with the actual award amount between 0% and 18% to be determined at the Committee’s discretion based on the Company attaining 2009 Cash Generation in excess of $28 million and/or the Company amending or replacing its existing credit facility on terms acceptable to the Board of Directors.